As filed with the Securities and Exchange Commission on May 12, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Archrock Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	22-3935108
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

16666 Northchase Drive
Houston, TX 77060
(281) 836-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ARCHROCK PARTNERS, L.P. 2017 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

David S. Miller

Senior Vice President and

Chief Financial Officer

16666 Northchase Drive

Houston, Texas 77060

(281) 836-8000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Douglas E. McWilliams

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Tel: (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐		Accelerated filer ☒
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Archrock Partners, L.P. 2017 Long-Term Incentive Plan	Common units representing limited partner interests	2,000,000	$16.07	$32,140,000.00	$3,725.03

(1)               Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional common units representing limited partner interests (“Common Units”) as may become issuable pursuant to the adjustment provisions of the Archrock Partners, L.P. 2017 Long-Term Incentive Plan (the “Plan”).

(2)               Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 2,000,000 Common Units being registered hereby is calculated on the basis of the average high and low sale prices of Archrock Partners, LP.’s (the “Registrant’s”) Common Units, as reported on the NASDAQ Global Select Market on May 10, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Archrock GP LLC (the “Company”), a Delaware limited liability company and the general partner of Archrock General Partner, L.P. (the “General Partner”), a Delaware limited partnership and the general partner of the Registrant, will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)                                 The Registrant’s latest annual report on Form 10-K (File No. 001-33078) for the year ended December 31, 2016, filed with the Commission on February 23, 2017;

(b)                                 The Registrant’s Current Reports on Form 8-K filed with the Commission on February 23, 2017, April 5, 2017, May 2, 2017 and May 4, 2017;

(c)                                  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 4, 2017; and

(d)                                 The description of the Registrant’s Common Units included under the caption “Description of The Common Units” contained in the registration statement on Form S-3 (File No. 333-213813) filed with the Commission on September 27, 2016 and any subsequent amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under the terms of the Registrant’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) the Registrant will generally indemnify the directors, officers, and affiliates of the General Partner and any departing general partner of the Registrant (a “Departing GP”) against all losses, claims, damages or similar events. Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Under the terms of the Registrant’s Partnership Agreement, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)         any person who is or was an affiliate of the General Partner or any Departing GP;

(2)         any person who is or was a member, partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, any Departing GP or any of their respective affiliates, the General Partner or any Departing GP;

(3)         any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person of the General Partner or any Departing GP, provided that such person shall not be an indemnified by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

(4)         any person designated by the General Partner.

Any indemnification under these provisions will only be out of the assets of the Registrant. Unless the General Partner agrees otherwise, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable it to effectuate, indemnification. The General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable it to effectuate, indemnification. The Registrant may purchase and maintain insurance covering liabilities that may be asserted against, or expense that may be incurred by such persons for the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in the applicable limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.  Subject to certain conditions and restrictions, the amended and restated limited liability company agreement of Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the “Company”) provides for the indemnification of its officers, directors, employees, members, partners, agents, fiduciary or trustee against liabilities they incur by reason of their status as such.

The Plan provides that the committee that administers the Plan (the “Committee”) and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, the Company, any of their affiliates, the Registrant’s or the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company, the Registrant, or any of their affiliates acting at the direction or on behalf of the

Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description
4.1

Certificate of Limited Partnership of Universal Compression Partners, L.P. (now Archrock Partners, L.P.) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on June 27, 2006 (File No. 333-135351)).

4.2

First Amended and Restated Agreement of Limited Partnership of Exterran Partners, L.P. (now Archrock Partners, L.P.) (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 8, 2008 (File No. 001-33078)).

4.3

Archrock Partners, L.P. 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 20, 2017 (File No. 001-33078)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page hereof).

*                                         Filed herewith.

Item 9.         Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2017.

ARCHROCK PARTNERS, LP

By:	Archrock General Partner, L.P.,
its general partner

By:	Archrock GP LLC,
its general partner

By:	/s/ DAVID S. MILLER
David S. Miller
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Bradley Childers, Donna A. Henderson and David S. Miller and each of them severally as his or her true and lawful attorneys-in-fact and agents, with power to act, with or without the other, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including post-effective amendments) to this registration statement and any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 12, 2017.

Name	Title

/s/ D. BRADLEY CHILDERS	President, Chief Executive Officer and Chairman of the
D. Bradley Childers	Board, Archrock GP LLC, as General Partner of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P. (Principal Executive Officer)

/s/ DAVID S. MILLER	Senior Vice President, Chief Financial Officer,
David S. Miller	Treasurer and Director, Archrock GP LLC, as General Partner of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P. (Principal Financial Officer)

/s/ DONNA A. HENDERSON	Vice President and Chief Accounting Officer, Archrock
Donna A. Henderson	GP LLC, as General Partner of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P. (Principal Accounting Officer)

/s/ JAMES G. CRUMP	Director, Archrock GP LLC, as General Partner
James G. Crump	of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P.

/s/ G. STEPHEN FINLEY	Director, Archrock GP LLC as General Partner
G. Stephen Finley	of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P.

/s/ ROBERT E. RICE	Senior Vice President, Chief Operating Officer and
Robert E. Rice	Director, Archrock GP LLC, as General Partner of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P.

/s/ EDMUND P. SEGNER III	Director, Archrock GP LLC, as General Partner
Edmund P. Segner III	of Archrock General Partner, L.P., as General Partner of Archrock Partners, L.P.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Certificate of Limited Partnership of Universal Compression Partners, L.P. (now Archrock Partners, L.P.) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on June 27, 2006 (File No. 333-135351)).

4.2

First Amended and Restated Agreement of Limited Partnership of Exterran Partners, L.P. (now Archrock Partners, L.P.) (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 8, 2008 (File No. 001-33078)).

4.3

Archrock Partners, L.P. 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 20, 2017 (File No. 001-33078)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page hereof).

*                                         Filed herewith.